Exhibit 10.4

Confidential Treatment Requested by BIND Therapeutics, Inc.

SECOND AMENDMENT TO THE RESEARCH, OPTION AND LICENSE AGREEMENT

This SECOND AMENDMENT TO THE RESEARCH, OPTION AND LICENSE AGREEMENT (this “Amendment”) is entered into as of March 31, 2015 (the “Second Amendment Effective Date”), by and between BIND Therapeutics, Inc. (as successor in interest to BIND Biosciences, Inc.) (“BIND”) and Pfizer Inc. (“Pfizer”) and amends that certain Research, Option and License Agreement between BIND Biosciences, Inc. and Pfizer, dated as of March 25, 2013 (the “Agreement”) and amended and restated as of June 12, 2013. Capitalized terms used herein without definition herein shall have the meaning given such terms in the Agreement.

WHEREAS, BIND and Pfizer desire to adjust the Design/Preclinical Collaboration Term to allow additional activities to be conducted with respect to [**] Agreement Compounds and [**] Agreement Compounds;

NOW, THEREFORE, BIND and Pfizer, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, agree as follows:

1. SECTION 2.1(a) OF THE AGREEMENT IS HEREBY DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

“(a) The Parties will conduct the Design/Preclinical Collaboration Project on the terms and conditions set forth in this Agreement and the Design/Preclinical Collaboration Plan to identify and Develop Agreement Compounds. The Design/Preclinical Collaboration Project will be undertaken and performed during the period beginning on the Effective Date and ending on September 25, 2015, unless earlier terminated as provided in this Agreement (the “Design/Preclinical Collaboration Term”), except that, only with respect to activities conducted thereunder with respect to the [**] Agreement Compounds, the Design/Preclinical Collaboration Project will be extended until March 25, 2016, unless earlier terminated as provided in this Agreement. The Design/Preclinical Collaboration Term may be extended only by mutual written agreement of the Parties.”

2. SECTION 4.1 OF THE AGREEMENT IS HEREBY DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

“4.1. Pfizer Options. For the period commencing at the Effective Date and ending on March 25, 2016, (the “[**] Option Period”), Pfizer will be entitled, by written notice to BIND (a “[**] Option Notice”), to exercise the [**] Option. For the period commencing at the Effective Date and ending on September 25, 2015 (the “[**] Option Period”), Pfizer will be entitled, by written notice to BIND (a “[**] Option Notice”), to exercise the [**] Option. The [**] Option Notice and the [**] Option Notice are sometimes each referred to as an “Option Notice” and the [**] Option Period and the [**] Option Period are sometimes each referred to as an “Option Period.””

For clarity, sections 4.1 (a) through (g) remain unchanged.

3. The Parties hereby consent to issue the press release attached herein in Exhibit A

Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by BIND Therapeutics, Inc.

4. This Amendment shall become effective as of the Second Amendment Effective Date. Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect in all other respects, unless further amended by written agreement. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be attached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed in the name of and on its behalf, to be effective as of the Second Amendment Effective Date.

BIND THERAPEUTICS, INC.

By:	/s/ Andrew J. Hirsch

Name:	Andrew J. Hirsch

Title:	President & CEO

Date:	April 2, 2015

PFIZER INC.

By:	/s/ Steven W. Adams

Name:	Steven W. Adams

Title:	Exec Dir. R&D Portfolio Mgmt & Bus. Ops

Date:	March 31, 2015

Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by BIND Therapeutics, Inc.

Exhibit A

BIND Therapeutics Announces Extension of Global Collaboration with Pfizer Inc. to Develop and Commercialize Multiple Accurins

–Progress made on preclinical research; Collaboration goals on track –

CAMBRIDGE, Mass., March XX, 2015 — BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine platform company developing targeted and programmable therapeutics called Accurins™, today announced an extension of the terms of its global collaboration with Pfizer Inc. to create Accurins that optimize the therapeutic potential of two molecularly targeted oncology drugs in Pfizer’s pipeline. The collaboration was originally established in April 2013 and the timeline for Pfizer to exercise its option to acquire the exclusive license for the first program continues to be September 2015. Both companies agreed to an extension of the timeline for the second program through March 2016.

“We have made a great deal of progress in this collaboration and have shown promising preclinical results with Accurins containing each of the two compounds,” said Andrew Hirsch, president and chief executive officer, BIND Therapeutics. “Pfizer has been a terrific partner and the results to date have provided evidence that we are on track with the collaboration goals. We mutually agreed to extend the research terms for the second of the two selected compounds in order to ensure it is fully evaluated and well-positioned to enter IND-enabling studies.”

A development milestone was achieved for the first program in December 2014. The 2015 option target date on the first compound remains unchanged and this extension allows BIND and Pfizer an additional year to complete preclinical research evaluating the second program.

“Our Accurin development programs are active and of high interest to both companies,” said Robert Abraham, Ph.D., Senior Vice President and Chief Scientific Officer, Oncology Research Unit, Pfizer. “We are pleased to continue working with BIND under terms of the amended agreement.”

Under terms of the original agreement, Pfizer has the exclusive option to pursue development and commercialization of the Accurins selected. Both companies will work together on preclinical research, and if Pfizer exercises its option, Pfizer will have responsibility for development and commercialization of the selected Accurins.

BIND received an upfront payment of $4.0 million in 2013, a $1.0 million preclinical development milestone in December 2014, and has the potential to receive payments up to $88.5 million upon the

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Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by BIND Therapeutics, Inc.

achievement of additional specified development and regulatory events. BIND may also receive additional payments up to $110 million for specified commercial events as well as royalties in the low single to high single digit percentages on potential future sales of each Accurin commercialized, if any.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine platform company developing a pipeline of Accurins, its novel targeted therapeutics designed to increase the concentration and duration of therapeutic payloads at disease sites while reducing exposure to healthy tissue. BIND is leveraging its Medicinal Nanoengineering platform to develop a pipeline of Accurins targeting hematological and solid tumors and has a number of strategic collaborations with biopharmaceutical companies to develop Accurins in areas of high unmet need. BIND’s lead drug candidate, BIND-014, is a prostate-specific membrane antigen (PSMA) -targeted Accurin that contains docetaxel, a clinically-validated and widely-used cancer chemotherapy drug. BIND-014 is currently in development for the treatment of non-small cell lung cancer, or NSCLC, in patients with KRAS mutations or squamous histology. In addition, BIND plans to initiate clinical trials with BIND-014 in cervical, bladder, head and neck and cholangio cancers in 2015. BIND is also advancing BIND-510, its second PSMA-targeted Accurin drug candidate containing vincristine, a potent microtubule inhibitor with dose limiting peripheral neuropathy in its conventional form, through important preclinical studies to position it for an Investigational New Drug (IND) application filing with the U.S. Food and Drug Administration (FDA) in 2016. Lastly, BIND is developing Accurins designed to inhibit PLK1 and KSP, both of which BIND believes are promising anti-mitotic targets that have been limited in the clinic due to myelotoxicity prior to reaching therapeutic doses.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd. and Merck & Co., or Merck (known as Merck Sharp & Dohme outside the United States and Canada), to develop Accurins based on their proprietary therapeutic payloads and targeting ligands.

Forward-Looking Statements Disclaimer - UPDATE

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our intentions regarding a permanent chief executive officer; beliefs that Accurins have the potential to become a major new therapeutic modality; goals to gain approval of the first Accurin nanomedicine, advance and build BIND’s proprietary oncology pipeline and apply BIND’s technology in new therapeutic approaches; expectations regarding BIND’s nanomedicine platform; expectations regarding our leadership team and opportunities; and financial position.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional

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Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by BIND Therapeutics, Inc.

funding, which may not be available; raising additional capital may cause dilution to its stockholders or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing our growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the eligibility of a significant portion of the Company’s total outstanding shares to be sold into the market, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 6, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media:

Jeff Boyle

347-247-5089

Media@bindtherapeutics.com

Investors:

Tom Baker

617-532-0624

Investors@bindtherapeutics.com

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Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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